                                                                  EXHIBIT 10.46




                         AGREEMENT REGARDING GUARANTEE

                 This Agreement Regarding Guarantee (this "Agreement") is dated
as of                    , 1998, between Kyocera Corporation, a
corporation, ("Kyocera"), Iridium Operating LLC, a Delaware limited liability company ("Iridium") and Iridium LLC, a Delaware limited liability company and the parent of Iridium ("Parent").

                 WHEREAS, Iridium and Kyocera have entered into the Standby
Purchase Agreement dated as of               , 1998 (the "Purchase Agreement").

                 WHEREAS, pursuant to the Purchase Agreement Iridium may become obligated to purchase hand-held phones or belt-worn pagers to be used in the IRIDIUM System from Kyocera.

                 WHEREAS, in order to fund any such obligations under the Purchase Agreement to Kyocera, Iridium will be required to borrow funds from one or more lenders (the "Borrowings").

                 WHEREAS, Kyocera wishes to assist Iridium in obtaining Borrowings, which Kyocera acknowledges will be to Kyocera's benefit, by guaranteeing the obligations of Iridium relating to such Borrowings.

                 WHEREAS, Parent will benefit from the foregoing arrangements.

                 NOW THEREFORE, the parties agree as follows:

                 1. Kyocera Agreement to Guarantee. Kyocera hereby agrees to provide a guarantee of Iridium's obligations relating to any Borrowings (the "Guarantee") in form and substance reasonably satisfactory to any lenders ("Lenders", which term shall include any agents or representatives thereof), under any credit agreement, note, or other loan document or documents (the "Credit Documents") under which Borrowings are made.

                 2.       Reimbursement Obligation.

                 (a)      Iridium Default. Other than as set forth under
Section 2(b) below, to the extent that any Lenders demand that Kyocera pay, and Kyocera does pay, any amount pursuant to the Guarantee (a "Guarantee Payment"), Iridium shall, promptly upon receipt from Kyocera of a written demand for reimbursement, reimburse Kyocera for such

Guarantee Payment, plus interest accruing at a rate equal to that which would be in effect under any Credit Documents pursuant to which the relevant Borrowing was made. The obligations under this Section 2(a) shall be without duplication for obligations under the Credit Documents pursuant to which the relevant Borrowing was made.

                 (b) Kyocera Default. If a Guarantee Payment is made in respect of a Borrowing that has been accelerated or otherwise become due as a result of a default under the Credit Documents arising out of any action, event or failure to take action by or with respect to Kyocera (a "Kyocera-Based Default"), then (i) Kyocera shall assume and become subject to the obligations of the Lenders under the Credit Documents vis-a-vis Iridium (including, without limitation, any remaining obligation to make loans in the aggregate principal amount of such Lenders' commitments under such Credit Documents), (ii) Kyocera shall assume and become entitled to the benefits of the rights of the Lenders under such Credit Documents vis-a-vis Iridium (including, without limitation, the right to receive payments in respect of loans made under such Credit Documents, upon acceleration or otherwise), but not including any provisions relating to a Guarantee or any right or remedy arising as a result of the occurrence of a Kyocera-Based Default, (iii) Iridium shall become obligated to reimburse Kyocera for such Guarantee Payment and to repay any additional amounts for which Iridium may become indebted to Kyocera pursuant to clause
(ii) above on the terms and conditions contained in such Credit Documents as such Credit Documents are modified by clause (ii) above, and (iv) Iridium shall continue to be subject to the terms and conditions of such Credit Documents (including, without limitation, the covenants contained therein), as such Credit Documents are modified by clause (ii) above, it being expressly understood that Kyocera shall in such circumstances have the right to accelerate payments under and otherwise exercise its rights under any such Credit Documents to the extent set forth therein as if it were a Lender thereunder to the extent that such right to accelerate or other rights arise from some event or circumstance, other than a Kyocera-Based Default or a Guarantee.

                 (c) Costs and Expenses. Iridium further agrees to reimburse Kyocera for all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with any enforcement of Iridium's obligations under
Section 2(a) (including, without limitation, any such fees and expenses incurred in connection with any bankruptcy proceedings).

                 (d)      Subordination.  The rights of Kyocera under this
Section 2 shall be subordinated in right of payment and collection to the rights of the Lenders under the Credit Documents.

                 3.  (a)   High Yield Equivalent Compensation.  During any
period in which Borrowings are outstanding, (i) Iridium will pay Kyocera cash compensation ("High Yield Equivalent Compensation") for the Guarantee, in an amount equal to (x) the average daily principal amount of Borrowings outstanding during any period during which Borrowings are outstanding multiplied by the excess, if any, of (A) the weighted average interest rate applicable to the Series A and Series B Notes of Iridium over (B) the average daily interest rate actually charged by the Lenders under the Credit Documents for such period, and (ii) Parent will issue to Kyocera warrants to purchase Class 1 Interests of Parent (such warrants to be on terms comparable to those warrants issued pursuant to Section 2(e) of the Amended and Restated Agreement Regarding Guarantee between Parent and Motorola, Inc., dated July 11, 1997 ("Motorola Agreement")) in an amount equal to the average daily principal amount of Borrowings outstanding during such period multiplied by the daily equivalent of the warrant compensation payable to holders of the Series A Notes of Iridium with respect to such amount (calculated on a pro rata daily basis from the date of the issuance of such Series A Notes to the stated maturity thereof); in each case (i) and (ii) multiplied by the number of days the Borrowings are outstanding. High Yield Equivalent Compensation shall be paid semi-annually in arrears within 45 days after the end of each semi-annual period.

                 (b) Warrant Compensation. At Iridium's option in lieu of any compensation under Section 3(a) above, Kyocera will be compensated for providing the Guarantee with warrants (the "Warrants") issued by Parent to purchase Class 1 Interests in Parent ("Shares"). The Warrants shall (i) be in substantially the form of the warrants issuable pursuant to Section 2(a) of the Motorola Agreement, (ii) provide for a ten year term and an exercise price of $0.00013 per Class 1 Interest (subject to adjustment as contemplated in the
Motorola Agreement); (iii) become exercisable on                     and (iv)
provide for issuance of Shares that (A) with respect to Shares issued for Warrants received on or prior to the Commercial Activation Date, may be sold without transfer restrictions (other than transfer restrictions imposed by the Parent's Limited Liability Company Agreement, the Interest Exchange Agreement and applicable securities law ("Mandatory Restrictions") at any time after the fifth anniversary of the exercise of the Warrants and (B) with respect to Shares issued for Warrants received after the Commercial Activation Date, may be sold without transfer restrictions (other Mandatory Restrictions) at any time after the exercise of the Warrants. In addition, in the event that Kyocera earns Warrants with respect to periods beginning after , Iridium shall compensate Kyocera with Shares issued by Parent directly to Motorola in the amounts described below in lieu of Warrants. On the 45th day following the end of each calendar quarter during which any Borrowings were outstanding at any time, Parent shall issue a certificate to Kyocera evidencing the Warrants or Shares earned by Kyocera in respect of the total of such Borrowings outstanding in such quarter.

                 (c) Calculation of Warrant Compensation. Kyocera shall earn Warrants or Shares based on the amount and duration of Borrowings. The number of Warrants or Shares shall be earned according to the following sentence, pro rated both (A) for the actual principal amount of Borrowings outstanding during each relevant period and (B) for the number of days such Borrowings were outstanding during such period. The maximum amount of Warrants or Shares issuable for each full $100 million of Borrowings, assuming such Borrowings were outstanding during the entire relevant period, shall be 412,500 per year.

For example, if there is $50,000,000 of Borrowings outstanding for a period of one year, Kyocera will have earned Warrants relating to 6,187,500 Shares ($50,000,000 / 100,000,000 = .5; .5* 412,500 = 206,250).

                 4.       Iridium Covenants.  Iridium covenants that:

                 (a) any representations and warranties of Iridium set forth in the Credit Documents will be true and correct in all material respects on the date given;

                 (b) Iridium will use the proceeds of any Borrowings made under any Credit Documents solely (i) to make payments to Kyocera at the times and in the amounts required pursuant to the Purchase Agreement and (ii) to pay fees and expenses payable to the Lenders in connection with the Credit Documents.

                 (c) copies of any and all material information, notices and correspondence provided by or on behalf of Iridium to any Lender under any Credit Documents shall be promptly sent to Kyocera.

                 5. Iridium Representation and Warranties. Iridium represents and warrants that this Agreement (I) has been duly executed and delivered by Iridium and this constitutes a valid and binding obligation of Iridium, enforceable in accordance with its terms, subject only to various laws, such as bankruptcy law, which may effect its enforceability; and (II) does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon Iridium's assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or
(vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter, limited liability company agreement or bylaws of Iridium, or any law, statute, rule or regulation to which Iridium is subject, or any agreement, instrument, order, judgment or decree to which Iridium is subject.

                 6. Kyocera Representation and Warranties. Kyocera represents and warrants that this Agreement (I) has been duly executed and delivered by Kyocera and this constitutes a valid and binding obligation of Kyocera, enforceable in accordance with its terms, subject to bankruptcy insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and (II) does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon Kyocera's assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter, limited liability company agreement or bylaws of Kyocera, or any law, statute, rule or regulation to which Kyocera is subject, or any agreement, instrument, order, judgment or decree to which Kyocera is subject.

                 7. Notices under this Agreement. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid) or (iii) one day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

                 If to Iridium:

                 Iridium Operating LLC
                 1575 Eye Street, NW
                 Washington, D.C.  20005
                 Attention:  Vice President and Chief Financial Officer and
                             Vice President - General Counsel
                 Telecopy #:  (202) 842-0006

                 If to Parent:

                 Iridium LLC
                 1575 Eye Street, NW
                 Washington, D.C.  20005
                 Attention:  Vice President and Chief Financial Officer and
                             Vice President - General Counsel
                 Telecopy #:  (202) 842-0006

                 If to Kyocera:

                 Kyocera Corporation
                 Address:
                 Attention:  ______________
                 Telecopy #:  _____________

                 8. Miscellaneous. This Agreement (a) is made under and shall be governed by the laws of the State of New York without regard to principles of conflict of laws, (b) is intended for the benefit of the parties hereto and is not intended to benefit any other person and no person other than the parties hereto may rely upon the provisions hereof, (c) may be executed in counterparts, each of which taken together shall constitute one and the same instrument, and (d) may be amended or waived only if such amendment or waiver is in writing and signed by the party against whom it is sought to be enforced.

                 IN WITNESS WHEREOF, the parties have entered into this Agreement Regarding Guarantee in each case as of the date first above written.

                                        IRIDIUM OPERATING LLC

                                        By:____________________________
                                        Name:
                                        Title:


                                        IRIDIUM LLC

                                        By:____________________________
                                        Name:
                                        Title:


                                        KYOCERA CORPORATION

                                        By:____________________________
                                        Name:
                                        Title: